Exhibit 21.1

SUBSIDIARIES AS OF JANUARY 31, 2014

Name	Jurisdiction
Canada Workday ULC	Canada
Workday Asia Pacific Limited	Hong Kong
Workday Australia Pty. Ltd.	Australia
Workday B.V.	Netherlands
Workday France	France
Workday Global, Inc	Delaware
Workday GmbH	Germany
Workday International Limited	Ireland
Workday Limited	Ireland
Workday (UK) Limited	United Kingdom
Workday Sweden Aktiebolag	Sweden
Workday (Beijing) Co., Ltd	China
Workday K.K.	Japan
Vineyard Sound, LLC	Delaware
Tri-Valley Reseller, LLC	Delaware